CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm”  in the Prospectus and “Independent Registered Public Accounting Firm” and “Annual Report” in the Statement of Additional Information and to the incorporation by reference of our report dated February 23, 2011 on the financial statements and financial highlights of the Appleton Funds included in the Annual Report to Shareholders for the fiscal year ended December 31, 2010 in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-49374) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
April 29, 2011